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                                                            EXHIBIT NO. 99.1(e)

                              MFS SERIES TRUST III

                          ESTABLISHMENT AND DESIGNATION
                                   OF CLASSES


      Pursuant to Section 6.10 of the Amended and Restated Declaration of Trust dated February 15, 1995, as amended, (the "Declaration"), of MFS Series Trust III, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, hereby divide the shares of MFS Municipal High Income Fund, a series of the Trust, to create an additional class of shares, within the meaning of Section 6.10, as follows:


      1.    The additional class of shares is designated "Class C Shares";

      2. Class C Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

      3. The purchase price of Class C Shares, the method of determination of the net asset value of Class C Shares, the price, terms and manner of redemption of Class C Shares, and the relative dividend rights of holders of Class C Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended;

      4. Class C Shares shall vote together as a single class except that Shares of a class may vote separately on matters affecting only that class and Shares of a class not affected by a matter will not vote on that matter; and

      5. A class of Shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholders of the class.
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    IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 16th day of September, 1998.


------------------------                 ------------------------
Richard B. Bailey                        Charles W. Schmidt
63 Atlantic Avenue                       63 Claypit Hill Road
Boston, MA  02110                        Wayland, MA  01778


PETER G. HARWOOD
------------------------                 ------------------------
Peter G. Harwood                         Arnold D. Scott
211 Lindsay Pond Road                    20 Rowes Wharf
Concord, MA  01742                       Boston, MA  02110


J. ATWOOD IVES                           JEFFREY L. SHAMES
------------------------                 ------------------------
J. Atwood Ives                           Jeffrey L. Shames
17 West Cedar Street                     38 Lake Avenue
Boston, MA  02108                        Newton, MA  02159


LAWRENCE T. PERERA                       ELAINE R. SMITH
------------------------                 ------------------------
Lawrence T. Perera                       Elaine R. Smith
18 Marlborough Street                    75 Scotch Pine Road
Boston, MA  02116                        Weston, MA  02193


WILLIAM J. POORVU                        DAVID B. STONE
------------------------                 ------------------------
William J. Poorvu                        David B. Stone
975 Memorial Drive                       282 Beacon Street
Cambridge, MA  02138                     Boston, MA  02116